SEARCHLIGHT MINERALS CORP. CLARKDALE PROJECT UPDATE

GRINDER OPERATES AT DESIRED CAPACITY

METAL EXTRACTION OPTIMIZATION UNDERWAY

SENIOR MANAGEMENT TEAM TO BE STRENGTHENED

HENDERSON, Nevada (November 2, 2009) -- Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”), an exploration stage minerals company focused on precious metals projects in the southwestern United States, today announced recent developments at its Clarkdale Slag Project in north-central Arizona (the “Project”).

Background of the Project

The production module at the Clarkdale, Arizona site of the Project consists of four primary process components:

1.	Crushing/Grinding

2.	Leaching/Filtration

3.	Au/Ag Extraction = Ion Exchange Resins (IX)

4.	Cu/Zn Extraction = Solvent Extraction Electrowinning (SXEW)

Since the Company’s last update in August, 2009, the Company has been working to resolve the significant technical challenges facing the Project relating to the crushing and grinding process of the production module in an effort to optimize the efficiency of the circuit.  The successful “mechanical liberation” of the metals from their encapsulation within the highly refractory and abrasive slag has been believed to be a key to the success of the Project.  The Company and its consulting engineers believe that they have resolved the issues relating to the throughput rate of the crushing and grinding circuit.  Currently, the Company is capable of operating the throughput in the crushing and grinding circuit on a continuous basis.

“The most significant risk at Clarkdale has always involved proving that the crushing and grinding circuit could liberate the precious metals from the slag, and that the circuit could operate continuously.  We are very pleased to report success in solving the issues regarding the operation of the crushing and grinding circuit, thereby allowing the crushing and grinding circuit to operate continuously in a manner and at a capacity that liberates metals at levels consistent with the range of management’s expectations.  With the help of our vendors, we also have made significant progress in extending the life of our crushing and grinding components,” noted Ian McNeil, Chief Executive Officer of Searchlight Minerals Corp.

Work Project Going Forward

With the gold and silver ion exchange resin circuit being operational and the solvent exchange electrowinning circuit being operational for copper and approaching operational status for zinc, once the leach circuit has been configured to run continuously at optimum productivity levels, the Company believes it will be able to proceed with the operation of all circuits within the production module.  The Company’s technical team is currently focused on optimizing the leach circuit with the grind/leach combination that will optimize metal extraction which can then be filtered and run through the ion exchange resin extraction and solvent exchange electrowinning circuits in order to extract precious and base metals in marketable forms.

Management Team

The Company’s Board of Directors has authorized the engagement of an executive search firm to identify additional senior-level executives that can strengthen the management team to assist the Company in its future operations.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a minerals exploration company focused on the acquisition and development of projects in the southwestern United States.  The Company is currently involved in two projects:  (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ores mined at the United Verde Copper Mine in Jerome, Arizona; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Project is the more advanced of two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this Press Release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” in the Company’s periodic filings with the Commission.  When used in this Press Release in discussing the recent developments on the Project, including, without limitation, the resolution of certain issues relating to the operation of the production module, the words such as “believe,” “could,” “may,” “expect” and similar expressions are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to technical issues on the Project that may affect the production module and its primary process components, challenges in moving from pilot plant scale to production scale, the risk that actual recoveries of base and precious metals or other minerals re-processed from the slag material at the Clarkdale site will not be economically feasible, uncertainty of estimates of mineralized material, operational risk, the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned mineral recovery programs, the risk that actual capital costs, operating costs and economic returns may differ significantly from the Company’s estimates, uncertainty whether the results from the Company’s feasibility studies and the results from the operation of the production module are not sufficiently positive for the Company to proceed with the construction of its processing facility, operational risk, the impact of governmental and environmental regulation, financial risk, currency risk volatility in the prices of precious metals and other statements that are not historical facts as disclosed under the heading “Risk Factors” in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com